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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ALARIS MEDICAL SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3492624
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
10221 Wateridge Circle San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. ☒

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. ☐

        Securities Act registration statement file number to which this form relates: None (if applicable).

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To Be So Registered	Name of Each Exchange on Which Each Class Is To Be Registered
Common stock, par value $0.01 per share	New York Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1: Description of Registrant's Securities to be Registered.

Common Stock

        Under our restated certificate of incorporation, we may issue up to 85,000,000 shares of our common stock, $0.01 par value per share. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, except that holders of our common stock are entitled to vote their shares cumulatively in the election of directors. Subject to the rights of the holders of outstanding shares of our preferred stock, if any, the holders of our common stock are entitled to such dividends, if any, as may be declared from time to time by our board of directors. There are no shares of our preferred stock outstanding. If we are liquidated, dissolved or wound up, we must first pay all amounts we owe our creditors and then pay the full amounts required to be paid to holders of outstanding shares of our preferred stock, if any, before we may make any payments to holders of shares of our common stock. All holders of shares of our common stock are entitled to share ratably in any assets available for distribution to them, after all of our creditors have been satisfied and we have paid the liquidation preferences of any of our preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. Our common stock is neither redeemable nor subject to call. No sinking fund provisions apply to our common stock. All outstanding shares of common stock are fully paid and nonassessable.

Limitation of Liability and Indemnification

        Our restated certificate of incorporation contains a provision eliminating the liability of our directors for monetary damages for breach of fiduciary duty as a director, except if required by the Delaware General Corporation Law, or DGCL, in effect at the time the breach giving rise to the claim of liability was committed or omitted, as the case may be, for liability:

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  for breach of the director's duty of loyalty to us or to our stockholders;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions; or

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  for any transaction from which the director derived an improper personal benefit.

        In addition, our bylaws provide for indemnity, to the fullest extent permitted by the DGCL, for any expense, liability and loss reasonably incurred by any of our past or present directors or officers (or any past or present director, officer, employee or agent of any of our subsidiaries) as a result of service in such capacity. This right to indemnification includes the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition.

        As a result of these provisions, we may be unable to obtain damages from a director for breach of fiduciary duty.

Certain Bylaw Provisions

        Special Meetings.    Our bylaws provide that special meetings of our stockholders may only be called by a majority of our board, the chairman of our board, our president or holders of a majority of our outstanding voting stock. These provisions may make it more difficult for stockholders, other than a majority stockholder, to take an action that our board opposes.

        Advance Notice Provisions.    Our bylaws establish an advance written notice procedure for stockholders seeking:

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  to nominate candidates for election as directors at any annual meeting of stockholders; and

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  to bring business before an annual meeting of our stockholders.

        Our bylaws provide that only persons who are nominated by our board or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board or by a stockholder in compliance with the procedures in our bylaws. A stockholder must give timely written notice to our secretary of its, his or her intention to present a matter before an annual meeting of stockholders. Our board then will consider whether the matter is one that is appropriate for consideration by our stockholders under Delaware corporate law and the rules of the Securities and Exchange Commission.

        To be timely, we must receive any stockholder notice at least 60 days before the meeting. A stockholder's notice must also contain the information specified in the bylaws. These provisions may prevent or deter some stockholders from bringing matters before a stockholders' meeting or from making nominations for directors at an annual meeting.

Item 2: Exhibits.

        The following exhibits are filed herewith (or incorporated by reference as indicated below):

Exhibit Number	Description
2.1
Restated Certificate of Incorporation of ALARIS Medical, Inc. (Incorporated herein by reference to Exhibit 2.1 to Form 8-A/A of ALARIS Medical Systems, Inc. (formerly ALARIS Medical, Inc.), filed May 9, 2003 with the Securities and Exchange Commission).
2.2
Certificate of Ownership and Merger of ALARIS Medical Systems, Inc. into ALARIS Medical, Inc. (Incorporated herein by reference to Exhibit 3.1 to Form 8-K of ALARIS Medical Systems, Inc., filed July 14, 2003 with the Securities and Exchange Commission).
2.3	By-Laws (as amended through June 30, 2003) of ALARIS Medical Systems, Inc.
2.4	Specimen certificate for the common stock of ALARIS Medical Systems, Inc., $0.01 par value per share.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ALARIS MEDICAL SYSTEMS, INC.
Date: September 19, 2003	/s/ STUART E. RICKERSON Stuart E. Rickerson Vice President, General Counsel and Secretary

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SIGNATURE